UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2005

Global-e Investments, Inc. (Exact name of registrant as specified in its charter)

Commission File Number: 000-50709

Nevada (State or other jurisdiction of incorporation or organization)	77-0594821 (I.R.S. Employer Identification No.)

2925 North 67th Place Scottsdale, Arizona (Address of principal executive offices)	85251 (Zip Code)

(480) 945-2232 (Registrant's telephone number, including area code)

7025 East First Avenue, Suite 5 Scottsdale, Arizona 85261 (Former Name or Former Address, if Changed Since Last Report)

Item 2.01    -    Completion of Acquisition or Disposition of Assets

and

Item 5.01    -    Changes in Control of Registrant

Effective July 18, 2005 Global-e Investments, Inc., a Nevada corporation (the "Issuer" or "GEIV"), consummated an asset purchase agreement (the "Agreement") with NowAuto, Inc., a Nevada corporation engaged primarily in the retail sales of used automobiles and through its subsidiaries Sunburst Car Company, Inc. and Navicom, Inc., both of which are Arizona corporations, is also engaged in the development of software and other technologies in support of its retail sales and sales price collection activities (collectively referred to hereinafter as "NowAuto").  The materal terms and conditions contained in the asset purchase agreement are set forth herein.

On the closing date of the agreement (the "Closing"), NowAuto shall sell, transfer and assign to GEIV all of the assets and liabilities owned by NowAuto or in which NowAuto has any rights, title or interest.  As a result of the purchase of all of its assets, NowAuto will cease to operate its business as a sole and separate entity.

In exchange for the assets of NowAuto, GEIV shall issue to NowAuto 8,157,661 shares of $0.001 par value common stock of GEIV (the "Shares"), which NowAuto shall acknowledge as fair, just and reasonable compensation for the purchased assets.  The Shares shall be "restricted securities," as that term is defined in Paragraph (a)(3) of Rule 144, under the Securities Act of 1933, as amended (the "Securities Act").  Concurrently, on the closing date, the present officers of GEIV, or an entity controlled by them or under their common control, will acquire all of the golf-related assets and liabilities of GEIV, for which these officers and director will return an aggregate of 5,250,00 shares of GEIV in their possession.

As a result of the foregoing, following the Closing the capitalization of GEIV is anticipated to be as follows:

	Shares	% of Total

Owned by current GEIV officers and directors	50,000	0.52%
Owned by GEIV shareholders	1,500,000	15.45%
Owned by NowAuto	8,157,661	84.03%

Total Issued and Outstanding GEIV common stock	9,707,661	100.00%

Pursuant to the asset purchase agreement, at closing, GEIV shall issue to NowAuto 8,157,661 shares of its common stock, representing 84.03% of the outstanding GEIV common stock upon consummation of the Agreement, in exchange for all of the assets of NowAuto.  The consideration set forth in the Agreement was determined as a result of arm's-length negotiations between the parties.

Closing of the Agreement is subject to approval of the Agreement by the Board of Directors of both companies.

Item 9.01    -     Financial Statements and Exhibits

Exhibit Number	Name and/or Identification of Exhibit

2	Asset Purchase Agreement

99	Press Release dated July 18, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAl-E INVESTMENTS, INC.
(Registrant)

Signature	Title	Date

/s/Jamie Kerr	President and CEO	July 20, 2005
Jamie Kerr

/s/John Shaffer	Treasurer and CFO	July 20, 2005
John Shaffer